News Release

For Further Information:
Jessica Ramsey, 248.559.0840
ir@cnfrh.com

For Immediate Release

Conifer Holdings Reports Fourth Quarter and Full Year 2015 Results

Birmingham, MI, February 22, 2016 - Conifer Holdings, Inc. (Nasdaq: CNFR) today announced results for the fourth quarter and full year 2015.

Full Year 2015 Highlights

•	Gross written premiums up 11.8% to $93.8 million, compared to 2014

•	Net written premiums up 20.2% to $79.7 million, compared to 2014

•	Combined ratio of 102.1%; 11.7 percentage points improvement from 2014

•	Book value per share of $10.11 with shareholders’ equity of $77.3 million

•	Net loss of $0.09 per diluted share

•	Operating loss of $0.16 per diluted share

Fourth Quarter 2015 Highlights

•	Gross written premiums down 10.7% to $25.2 million, compared to 2014

•	Net written premiums up 28.7% to $21.5 million, compared to 2014

•	Net loss of $0.30 per diluted share

•	Operating loss of $0.31 per diluted share

James Petcoff, Chairman and CEO, commented, “Although we are very disappointed in our fourth quarter results, we stand behind the investments we made to expand our underwriting capabilities, grow our premium base, and reach greater operating efficiency.”

Mr. Petcoff further commented, “Our focus remains long term, on building shareholder value over time. Looking to 2016, we anticipate an improved combined ratio as we grow our premiums, while conservatively managing our overall cost structure."

Fourth-Quarter and Year-to-Date 2015 Results

	At and for the Three Months Ended December 31,			At and for the Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
	(dollars in thousands, except share and per share data)

Gross written premiums	$25,245	$28,267	(10.7)%	$93,750	$83,847	11.8%
Net written premiums	21,467	16,681	28.7%	79,674	66,299	20.2%
Net earned premiums	19,274	16,325	18.1%	66,765	57,528	16.1%

Net investment income	442	352	25.6%	1,902	1,175	61.9%
Net realized investment and other gains	47	151	(68.9)%	389	417	(6.7)%

Net income (loss)	(2,304)	32	**	(17)	(6,939)	**
Net income (loss) attributable to Conifer	(2,304)	64	**	64	(6,935)	**

Net income (loss) allocable to common shareholders	(2,304)	(158)	**	(476)	(7,200)	**
Net income (loss) per share, diluted	$(0.30)	$(0.05)		$(0.09)	$(2.69)

Operating income (loss) allocable to common shareholders*	(2,351)	(309)	**	(865)	(7,617)	**
Operating income (loss) per share, diluted*	$(0.31)	$(0.10)		$(0.16)	$(2.85)

Book value per common share outstanding, diluted	$10.11	$11.05		$10.11	$11.05

Weighted average shares outstanding, basic and diluted	7,644,492	3,094,459		5,369,960	2,672,440

Underwriting ratios:
Loss ratio (1)	59.2%	61.4%		56.8%	68.6%
Expense ratio (2)	54.1%	40.7%		45.3%	45.2%
Combined ratio (3)	113.3%	102.1%		102.1%	113.8%

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.
** Percentage is not meaningful.
(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and other income.
(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and operating expenses to net earned premiums and other income.
(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

Performance Overview

Year to Date
Gross written premiums increased 11.8% for 2015 compared to 2014. Excluding the personal automobile and the Florida homeowners lines, gross written premiums increased by 21.6%. Net written premiums increased 20.2% for the year. We remain focused on strategically growing our business in geographic areas and lines where we can achieve an underwriting profit. As part of our efforts in 2015, we added several experienced underwriting teams to expand our net earned premiums, and we continued the run-off of the unprofitable personal automobile line of business.

The combined ratio improved 11.7 percentage points in 2015 primarily due to an 11.8 percentage point decrease in the loss ratio as the mix of business continues to align with our longer term goals. The factors driving the improvement in the 2015 combined ratio were offset by losses in the personal automobile line of business, which is in run-off, reserve strengthening in the commercial automobile line and increased expenses primarily due to the addition of experienced underwriting teams and corporate staff to support our growth. We do not expect to add any additional underwriting teams in the near term.

Operating loss per diluted share was $0.16 for 2015, compared to $2.85 for the same period in 2014. While we are still in an operating loss position, our results have improved dramatically since 2014. We expect that the continued run-off of the personal automobile line will contribute to a diminishing negative effect going forward, and the growing premium base of our expanded underwriting teams will lead to improved profitability in 2016. The Company defines operating income (loss), a non-GAAP measure, as net income (loss) allocable to common shareholders excluding net realized investment gains and losses, and other gains and losses, after tax.

Fourth Quarter
Gross written premiums decreased 10.7% for the fourth quarter; however, excluding the effects of the personal auto and Florida homeowners lines, gross written premiums increased by 5.6%. Gross written premiums decreased because the personal auto business is in run-off and Florida homeowners premium spiked in the fourth quarter of 2014 due to the timing of a de-population of policies from Citizens Property Insurance of Florida. Net written premiums increased 28.7% mainly due to the termination of the quota share reinsurance treaty in August of 2015 that had been put in place effective December 31, 2014.

Operating loss per diluted share was $0.31 for the fourth quarter 2015 compared to $0.10 for the same period in 2014.

Loss Ratio

The Company's 2015 loss ratio was negatively impacted by losses in the personal automobile line of business, which is in run-off, and by increased reserves in the commercial automobile line due to higher than expected frequency and severity of prior year losses. The personal automobile run-off continues as planned with fewer than 275 open claims outstanding at year-end 2015 compared to over 1,100 at year-end 2014. In response to the high commercial automobile loss ratio in 2014, the commercial automobile line went through numerous underwriting adjustments during the course of 2015 such as tightening underwriting guidelines, increasing rates, and selectively writing in the most profitable geographies. These adjustments, coupled with increased reliance on the in-house commercial automobile claims group, are expected to help improve future results. Net reserve development for other lines was slightly favorable for the full year.

The table below details the impact on the Company’s loss ratio relating to these items:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Loss ratio	59.2%	61.4%	56.8%	68.6%
Impact of personal automobile; in run-off	3.0%	7.2%	3.0%	4.5%
Impact of commercial automobile reserve strengthening	0.7%	—%	1.3%	—%
Other net reserve adverse (favorable) development	2.7%	2.7%	(0.8)%	(1.4)%
Adjusted loss ratio	52.8%	51.5%	53.3%	65.5%

Expense Ratio

The full year expense ratio was flat in 2015 compared with 2014, but increased 13.4 percentage points in the fourth quarter 2015 compared to the same period in 2014. The increase in the fourth quarter expense ratio was predominantly related to the personal lines segment, reflecting the lower than anticipated net earned premiums in 2015 in our Florida homeowners line. Competition in this line has grown dramatically in recent quarters. In addition, the run-off personal automobile business incurred underwriting and administrative expenses in the fourth quarter while recognizing minimal earned premiums. We expect the expenses related to this business to diminish significantly in the first quarter of 2016.

In addition, we expanded our underwriting operations with the addition of three experienced underwriting teams. The security guard team was formed in late 2014 and began contributing premium at the beginning of 2015.  The low-value dwelling team, located in the southwest United States, was formed in early 2015 and began writing business in May 2015. Finally, the hospitality team that joined us early in the fourth quarter of 2015 did not start binding policies until January 2016. For the year, expenses also increased as we added corporate staff to support the new underwriting teams and manage tasks associated with being a public company.

The combined impact of the two newest underwriting teams and the personal auto operations increased the expense ratio by approximately 5 percentage points in the fourth quarter of 2015.

Commercial Lines Operational Review

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
	(dollars in thousands)

Gross written premiums	$17,475	$17,343	0.8%	$68,197	$55,055	23.9%
Net written premiums	14,994	7,954	88.5%	58,157	40,958	42.0%
Net earned premiums	14,808	11,339	30.6%	48,586	35,749	35.9%

Underwriting ratios:
Loss ratio	53.2%	48.6%		51.8%	56.2%
Expense ratio	39.3%	33.3%		34.1%	37.6%
Combined ratio	92.5%	81.9%		85.9%	93.8%

Contribution to combined ratio from net (favorable) adverse reserve development	4.3%	2.4%		0.7%	(3.3)%

Accident year combined ratio	88.2%	79.5%		85.2%	97.1%

Commercial lines gross written premiums grew by 23.9% for 2015. The majority of the year-to-date growth came from the commercial multi-peril and other liability lines, which together grew by 22.1%, largely from expansion in the hospitality and security services product lines. Despite the impact of the reserve strengthening, with the underwriting changes in the commercial auto line mentioned above, the overall commercial lines loss ratio decreased by 4.4 percentage points in 2015, compared to 2014. Furthermore, we experienced improvements in the loss ratios of each of our individual commercial lines in 2015. Additionally, the commercial lines combined ratio for the year improved by 7.9 percentage points overall for 2015.

Personal Lines Operational Review

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
	(dollars in thousands)

Gross written premiums	$7,770	$10,924	(28.9)%	$25,553	$28,791	(11.2)%
Net written premiums	6,473	8,729	(25.8)%	21,517	25,341	(15.1)%
Net earned premiums	4,466	4,985	(10.4)%	18,179	21,779	(16.5)%

Underwriting ratios:
Loss ratio	78.8%	90.1%		70.5%	88.7%
Expense ratio	65.4%	34.1%		40.4%	35.0%
Combined ratio	144.2%	124.2%		110.9%	123.7%

Contribution to combined ratio from net (favorable) adverse reserve development	15.1%	(3.9)%		5.9%	—%

Accident year combined ratio	129.1%	128.1%		105.0%	123.7%

Personal lines gross written premiums declined by 11.2% for 2015, and 28.9% for the fourth quarter 2015, compared to the same periods in 2014. The premium decline was driven by the termination of our personal automobile line in 2015, which saw a $7.3 million decline in premiums, year over year, for 2015.

Partially offsetting the lower auto premiums was a $4.1 million increase in premiums for our homeowners line of business. Homeowner premiums grew as a result of strategic underwriting and marketing changes implemented in late 2014. These changes impacted our personal lines mix of business and drove a 40% increase in premiums in our more profitable wind-exposed business.

Balance Sheet/Investment Overview

	December 31,	December 31,
	2015	2014
	(Unaudited)
	(dollars in thousands)
Cash and invested assets	$130,427	$123,726
Reinsurance recoverables on paid and unpaid losses	7,044	5,139
Goodwill and intangible assets	1,427	2,275
Total assets	177,927	163,738

Unpaid losses and loss adjustment expenses	35,422	31,531
Unearned premiums	47,916	43,381
Senior debt	12,750	27,562
Total liabilities	100,665	113,460

Redeemable preferred stock	—	6,119
Total shareholders' equity *	77,262	44,159

Net written premium-to-statutory capital and surplus ratio	1.1	1.0

Debt-to-total capitalization ratio	0.1	0.4

Average tax-equivalent book yield	2.0	1.7
Average fixed maturity duration	3.1	3.1

* In March 2015, the Company reclassified the carrying amount of its preferred stock from temporary equity to permanent equity as the redemption of the preferred stock was changed to be within the Company's control.

The Company maintains a prudent investment approach with 96% of the portfolio invested in short-term investments and fixed-income securities, with an average credit quality of AA. Only 4% of the portfolio is invested in equities.

As of December 31, 2015, 6.5% of the fixed income portfolio was invested in commercial mortgage-backed securities ("CMBS"), almost all in super senior tranches with credit quality of AAA and with 30% credit enhancement.

Conifer completed its initial public offering in August 2015, using the proceeds to pay down $17.0 million of senior debt and buy back all of the outstanding preferred shares for $6.3 million. As of December 31, 2015, the Company has $14.0 million of availability on a line of credit accessible to support future growth and for general corporate purposes.

Conference Call and Supplemental Material
Management will hold an investor conference call/webcast to discuss the results for the fourth quarter and year ended December 31, 2015, and other relevant topics on Tuesday, February 23, at 8:30 a.m. EST. Investors can access the webcast of the call on the Company’s website at ir.CNFRH.com or by dialing 888-243-4451 (domestic) or 412-542-4135 (international). Prior to the webcast, a slide presentation pertaining to the results will be available on the Company’s website. A replay will be posted to the website after the call.

About the Company
Conifer Holdings, Inc. is a Michigan-based insurance holding company formed in 2009. Through its subsidiaries, Conifer offers insurance coverage in both specialty commercial and specialty personal product lines marketing through independent agents in all 50 states. The Company completed its initial public offering in August 2015 and is traded on the Nasdaq Global Market [Nasdaq: CNFR].  Additional information is available on the Company’s website at www.CNFRH.com.

Definitions of Non-GAAP Measures
Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define operating income (loss), a non-GAAP measure, as net income (loss) allocable to common shareholders excluding net realized investment gains and losses, and other gains and losses, after-tax. We use operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of operating income and operating income per share:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(dollar in thousands, except share and per share data)

Net income (loss) allocable to common shareholders	$(2,304)	$(158)	$(476)	$(7,200)
Net realized investment and other gains, net of tax	47	151	389	417
Operating income (loss) allocable to common shareholders	$(2,351)	$(309)	$(865)	$(7,617)

Weighted average common shares, diluted	7,644,492	3,094,459	5,369,960	2,672,440

Diluted income (loss) per common share:
Net income (loss) per share	$(0.30)	$(0.05)	$(0.09)	$(2.69)
Net realized gains, net of tax, per share	0.01	0.05	0.07	0.16
Operating income (loss) per share	$(0.31)	$(0.10)	$(0.16)	$(2.85)

Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include the occurrence of severe weather conditions and other catastrophes, the cyclical nature of the insurance industry, future actions by regulators, our ability to obtain reinsurance coverage at reasonable rates, the effects of competition and the additional factors set forth in “Risk Factors” in the prospectus included in our registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2015, and in subsequent reports filed with or furnished to the SEC.  Except as may be required by any applicable laws, Conifer assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

 CONIFER HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2015	2014
Assets
Investment securities:
Fixed maturity securities, at fair value (amortized cost of $107,213 and $83,768, respectively)	$107,093	$84,405
Equity securities, at fair value (cost of $3,341 and $2,965, respectively)	4,240	4,084
Short-term investments, at cost or amortized cost (approximates fair value)	6,391	16,749
Total investments	117,724	105,238

Cash	12,703	18,488
Premiums and agents' balances receivable, net	18,010	14,478
Receivable from affiliate	1,792	—
Reinsurance recoverables on unpaid losses	5,405	3,224
Reinsurance recoverables on paid losses	1,639	1,915
Ceded unearned premiums	3,483	9,510
Deferred policy acquisition costs	12,102	5,679
Other assets	5,069	5,206
Total assets	$177,927	$163,738

Liabilities and Shareholders' Equity
Liabilities:
Unpaid losses and loss adjustment expenses	$35,422	$31,531
Unearned premiums	47,916	43,381
Reinsurance premiums payable	1,069	7,069
Senior debt	12,750	27,562
Accounts payable and accrued expenses	2,758	2,521
Other liabilities	750	1,396
Total liabilities	100,665	113,460

Redeemable preferred stock (0 and 1,000,000 shares authorized; 0 and 60,600 shares issued and outstanding, respectively)	—	6,119

Shareholders' equity:
Common stock, no par value (100,000,000 and 12,240,000 shares authorized; 7,644,492 and 3,995,013 issued and outstanding, respectively)	80,111	46,119
Accumulated deficit	(3,031)	(3,095)
Accumulated other comprehensive income	182	1,158
Total shareholders' equity attributable to Conifer	77,262	44,182
Noncontrolling interest	—	(23)
Total shareholders' equity	77,262	44,159
Total liabilities and shareholders' equity	$177,927	$163,738

CONIFER HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue
Premiums
Gross written premiums	$25,245	$28,267	$93,750	$83,847
Net written premiums	$21,467	$16,681	$79,674	$66,299

Gross earned premiums	$23,013	$19,101	$89,216	$66,969
Ceded earned premiums	(3,739)	(2,776)	(22,451)	(9,441)
Net earned premiums	19,274	16,325	66,765	57,528
Net investment income	442	352	1,902	1,175
Net realized investment gains	47	151	285	417
Other gains	—	—	104	—
Other income	175	385	1,667	1,809
Total revenue	19,938	17,213	70,723	60,929

Expenses
Losses and loss adjustment expenses, net	11,523	10,253	38,882	40,730
Policy acquisition costs	6,344	4,208	16,183	14,696
Operating expenses	4,170	2,599	14,806	12,139
Interest expense	105	224	769	584
Total expenses	22,142	17,284	70,640	68,149

Income (loss) before income taxes	(2,204)	(71)	83	(7,220)
Income tax (benefit) expense	48	(103)	48	(281)
Equity earnings (losses) in affiliates, net of tax	(52)	—	(52)	—

Net income (loss)	(2,304)	32	(17)	(6,939)
Less net (loss) income attributable to noncontrolling interest	—	(32)	(81)	(4)
Net income (loss) attributable to Conifer	$(2,304)	$64	$64	$(6,935)

Net income (loss) allocable to common shareholders	$(2,304)	$(158)	$(476)	$(7,200)

Earnings (loss) per common share, basic and diluted	$(0.30)	$(0.05)	$(0.09)	$(2.69)

Weighted average common shares outstanding, basic and diluted	7,644,492	3,094,459	5,369,960	2,672,440